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EXHIBIT 14

                                                  KAMAN
                                                  CODE OF
                                                  BUSINESS CONDUCT
                                                   ---------------













































Copyright Kaman Corporation 2004


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                          TABLE OF CONTENTS
                         ------------------

STATEMENT OF CHIEF EXECUTIVE OFFICER                   1
PURPOSE OF THE CODE                                    2
  General                                              2
  Applicability                                        2
    Company Personnel                                  2
    Consultants                                        2
  Reservation of Rights                                3
IMPLEMENTATION OF THE CODE                             3
  Company Compliance Officers                          3
  Reporting of Violations                              4
  The Audit Committee                                  5
  Disciplinary Actions                                 5
  Waivers of the Code                                  6
  Questions Regarding the Code                         6
COMPLIANCE WITH APPLICABLE LAWS                        6
  In General                                           6
  False Statements and Schemes to Defraud              7
  Accounting and Record-Keeping                        7
  Conduct of Audits                                    7
  Cooperation with Investigations and Law Enforcement  8
  Environmental Compliance                             8
  Competition and Antitrust Laws                       8
  Labor and Employment Laws                            9
    Equal Employment Opportunity                       9
    Americans with Disabilities                        9
    Sexual and Other Harassment                        9
    Safety and Health                                 10
    Substance and Alcohol Abuse                       10
  Federal, State and Local Government Contracts       10
  Improper Payments                                   11
  Political Contributions                             11
  Securities Laws                                     12
  Public Disclosures                                  12
  Protection of Company Assets                        12
  Information Systems                                 13
  Document Retention                                  13
  Privacy and Data Protection Laws                    14
  Communications with the Media and the Public        14
  Lobbying                                            15
  Copyrighted Material                                15
CONFLICTS OF INTEREST                                 15
  In General                                          15
  Duty to Report Conflicts of Interest                16
FACT SHEET
CERTIFICATION STATEMENT



Copyright Kaman Corporation 2004


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               STATEMENT OF CHIEF EXECUTIVE OFFICER
               ------------------------------------

Our Company's business ethics philosophy is that all business and financial operations are to be conducted by the Company's officers, directors and employees in a manner that is ethically appropriate and complies with all applicable laws, rules and regulations. The Company's reputation for sound business ethics has been built over more than half a century. During this time the Company's policy has been based on a strong commitment to comply with all applicable legal requirements in its business dealings. The responsibility for continued compliance with the Company's policies and ethical standards rests with each and every officer, director and employee.

This Code describes the Company's standards of business and financial reporting conduct, however, it cannot cover every possible subject or situation and should not be treated as providing answers to all questions. The standards discussed in this Code are intended to reinforce the importance to the Company of ethical business practices and the Company's requirement that each officer, director and employee use good ethical judgment in the conduct of Company business. Please read it carefully and become familiar with these standards. Through strict adherence to this Code our Company preserves consistency in its decision-making processes and its long-standing reputation for integrity.

                          Paul R. Kuhn
                          Chairman of the Board,
                          President and Chief Executive Officer
                          Kaman Corporation















Copyright Kaman Corporation 2004

                             Page 1
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                        PURPOSE OF THE CODE
                        -------------------

General
-------

The purpose of the Kaman Code of Business Conduct (the "Code") is to provide a statement of the policies and procedures of Kaman Corporation, and its subsidiaries (collectively the "Company") for conducting its business activities in a legally and ethically appropriate manner. These policies and procedures are intended to be applied with reasonable business judgment to enable the Company to achieve its operating and financial goals within the framework of the law.

The fundamental principle of the Code is that all business is to be conducted by the Company and its directors, officers, and employees in a manner which complies with all applicable laws, rules and regulations and comports with the Company's ethical standards.

It is the policy of the Company to prevent the occurrence of unlawful or unethical behavior and to halt any such behavior that may occur as soon as reasonably possible after its discovery. Every director, officer and employee should recognize that failure to comply with the standards contained in the Code can have severe consequences for both the individuals involved and the Company, including criminal prosecution under certain circumstances.

Applicability
-------------

  - Company Personnel. This Code applies to all of the officers, directors and employees of the Company (collectively "Company Personnel" and individually a "Member of Company Personnel") and all such Company Personnel are required to acknowledge this by signing the Certification Statement appearing at the end of this Code. In business affiliations over which the Company does not have control, representatives of the Company shall use their influence to seek to achieve adherence to the spirit and content of the Code.

  - Consultants. Where the Company retains outside consultants or agents to assist with its business operations, such consultants or agents, and their officers and employees, will be expected to comply with the provisions of this Code with respect to their work conducted on behalf of the Company, and the use of Company standard Consulting Agreements referencing this Code should be used in retaining such consultants.


Copyright Kaman Corporation 2004

                             Page 2
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The standards of conduct discussed in this Code are the
responsibility of every Member of Company Personnel regardless of position. The Company is responsible for ensuring awareness of these standards through effective employee communications, and for providing a working environment supportive of the responsibilities of each Member of Company Personnel. Every manager and supervisor should encourage frank and open discussions regarding the importance of adhering to Company standards of conduct.

Reservation of Rights.
---------------------

The Company's Code is not intended to confer any special rights or privileges upon specific individuals, provide greater or lesser rights under applicable law or entitle any person to remain employed by the Company. The guidelines and procedures set forth herein should not be interpreted as altering the at-will employment relationship between the Company and its employees and do not constitute an employment contract. This Code is not a contract, and the Company reserves the right to change, modify, suspend, interpret or eliminate any provision in this Code, retroactively or prospectively, at any time, with or without notice.

                   IMPLEMENTATION OF THE CODE
                   --------------------------

Company Compliance Officers
---------------------------

In order to implement this Code, senior and management level personnel have been designated as Company Compliance Officers throughout the Company.

The Company Compliance Officers' responsibilities include:

   - Ensuring that the Code is distributed and that recipients acknowledge their understanding and compliance with it as a condition of employment.

   - Ensuring that training programs on the Code are conducted.

   - Ensuring that the Company's operations are reasonably monitored for compliance with the Code.

   - Ensuring that instances of possible Code violations are properly investigated and, where violations are confirmed, that necessary remedial actions are taken to prevent their recurrence.


Copyright Kaman Corporation 2004

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   - Reporting to the Chief Compliance Officer (located in the
     Company's Corporate Legal Department) and Internal Audit
     Department on all matters involving compliance with the Code.

The designation of Company Compliance Officers within the Company in no way diminishes every supervisor's responsibility to take reasonable steps to assure that those employees for whom he or she has responsibility comply with the Code. For a list of Company Compliance Officers at your subsidiary, please call your Human Resources Representative.

Reporting of Violations
-----------------------

Any Member of Company Personnel who believes a violation of the Code has occurred, or may occur, should report that to his/her supervisor for appropriate corrective action as may be required. As appropriate, the supervisor will involve the Company Compliance Officer and/or the Company's Corporate Legal Department and the Company's Internal Audit Department. In the alternative, or if the matter is not resolved promptly, any Member of Company Personnel may report such violation or suspected violation immediately as follows:

   - on the Company's 800 "hotline" (1-866-450-3663 (nationwide) and 860-243-7900 (local within Connecticut)), or

   - to your Company Compliance Officer using the Fact Sheet attached at the end of this Code, or

   - to the Company's Corporate Legal Department or the Company's
     Internal Audit Department

When there is a doubt as to the lawfulness of any past or proposed activity, or whether a Code violation may have occurred, it is the Company's policy for Company Personnel first to direct their concerns to their supervisor, their Company Compliance Officer or the Corporate Legal Department before involving an outside entity. By doing this, the Company will have the opportunity to investigate and, if necessary, correct the situation without having to involve a governmental or other outside organization in cases where it may be unnecessary to do so.

All reported violations of the Code will be treated confidentially to the extent reasonable and possible under the circumstances and it will be the Company Compliance Officer's responsibility to coordinate investigation of suspected Code violations in coordination with the Corporate Legal Department and Internal Audit


Copyright Kaman Corporation 2004

                             Page 4
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Department.  It is important that Company Personnel do not conduct their own preliminary investigations, since that could adversely affect the Company's ability to make a clear determination of the facts.

Company Compliance Officers will keep all persons who submit Fact Sheets informed of the status of an investigation, to the extent deemed appropriate. Reporting persons who wish to follow-up on the result of an investigation should feel free to contact their Company Compliance Officer or the Corporate Legal Department.

The Audit Committee
-------------------

The Audit Committee of Kaman Corporation's Board of Directors monitors the Company's compliance program and the reporting of compliance concerns or alleged violations of the Code. This includes the monitoring of confidential or anonymous submissions of concerns regarding questionable accounting, internal controls or auditing matters through periodic management reports. If any Company Personnel wishes to raise a question or concern or report a possible violation of such matters to the Audit Committee, such matters may be submitted in the manner described above in the section entitled "Reporting of Violations". Upon verification, your concern will be promptly communicated to the Audit Committee of the Board.

Disciplinary Actions
--------------------

It is important that the Company and all Company Personnel conduct themselves to the best of their ability in accordance with the Company's standards of business ethics and conduct as set forth in this Code. The following actions by any Company Personnel will result in disciplinary measures being taken by the Company:

   - Violation of the Code.

   - Knowingly authorizing or participating in actions which are in violation of the Code.

   - Failing to report a violation of the Code or withholding relevant and material information concerning such a violation of which any Member of Company Personnel becomes aware.

   - Retaliating, directly or indirectly, or encouraging others to do so, against an individual who reports a violation of the Code.



Copyright Kaman Corporation 2004

                             Page 5
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   - Reporting information which is known or suspected by the reporting person to be untrue.

Disciplinary action may include any one or more of the following, not necessarily in the order shown:

   - A warning.

   - A written reprimand (to be noted in individual's personnel record).

   - Probation.

   - Temporary suspension.

   - Discharge.

   - Required reimbursement of losses or damages.

   - Referral for criminal prosecution or civil action.

Disciplinary action will be taken against:

   - Company Personnel who willfully violate the standards described in this Code.

   - Any Member of Company Personnel who deliberately withholds relevant information concerning a violation of this Code.

   - Any manager or supervisor of a violator, to the extent that the circumstances of the violation occurred with the knowledge or acquiescence of the supervisor.

   - Any supervisor or Company Personnel who retaliates (or encourages others to do so) against any person who reports a violation of the Code.

Waivers of the Code
-------------------

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed if, and as required by law, or stock exchange regulation.







Copyright Kaman Corporation 2004

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Questions Regarding the Code
----------------------------

The Company is committed to provide timely and specific guidance concerning interpretation of the Code or guidance with respect to any ethical question which Company Personnel may encounter. As further discussed below, all Company Personnel are encouraged to seek advice from their Company Compliance Officer and/or the Corporate Legal Department on these matters.


           COMPLIANCE WITH APPLICABLE LAWS AND POLICIES
           --------------------------------------------

In General
----------

The activities of the Company, and all Company Personnel should always be in full compliance with applicable laws, rules and regulations. In the case of non-employee consultants or agents, it is the responsibility of the Company Compliance Officer to make sure that such persons are aware of the Code and agree to conduct themselves in accordance with its provisions. Described below are certain laws and regulations particularly important to the Company's business.

False Statements and Schemes to Defraud
---------------------------------------

In the day to day affairs of the Company it may be customary for Company Personnel to sign a multitude of documents, some of which require sworn statements. It is a violation of Company policy, and a criminal offense punishable by fines and imprisonment, for employees to knowingly make false statements under oath regarding matters within the jurisdiction of the federal government or a state government. In addition, conduct in which any Member of Company Personnel engages in any scheme or artifice to defraud anyone, or cause the mail or wire services to be used in furtherance of such conduct, is in violation of this Code and the law, and can result in severe legal penalties. Any questions regarding these matters should be directed to the Corporate Legal Department.

Accounting and Record-Keeping
-----------------------------

The law requires that the Company properly keep books, records and accounts which reflect accurately and fairly and within the



Copyright Kaman Corporation 2004

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Company's normal system of accountability, all transactions of the
Company, and all other events that are the subject of specific regulatory record-keeping requirements.

It is the policy of the Company that all transactions be recorded as necessary or appropriate in the regular books of the Company to permit the preparation of financial statements in conformity with Generally Accepted Accounting Principles and other applicable rules, regulations and criteria and to ensure full accountability for all assets and activities of the Company. Under no circumstances will the Company approve the establishment of (i) any unrecorded fund or asset of the Company, regardless of the purposes for which such fund or asset may have been intended, (ii) any improper or inaccurate entry knowingly made in the books and records of the Company, (iii) any payment on behalf of the Company made with the intention, understanding or awareness that any part of such payment is to be used for any purpose other than that described by the documents supporting the payments, or (iv) any payment or transaction not made for a proper, lawful and authorized Company purpose.

If you have any question regarding compliance of the Company's books and records with the foregoing requirements, please contact the Company Compliance Officer or the Corporate Legal Department.

Conduct of Audits
-----------------

No action should be taken by any Company Personnel to fraudulently influence, coerce, manipulate, or mislead (i) any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company, or (ii) any member of the Company's Internal Audit Department engaged in the performance of an internal audit or investigation. All Company Personnel are expected to cooperate in any audit or investigation being conducted by the Company's internal or independent auditors in coordination with the Company's Corporate Legal Department.

Cooperation with Investigations and Law Enforcement
---------------------------------------------------

It is the Company's policy to cooperate, in an organized manner through the Corporate Legal Department, with all proper: (i) government investigators and law enforcement officials, (ii) investigations by non-governmental regulators with oversight of the Company's business (such as securities exchanges), and (iii) internal Company investigations. All inquiries or requests or demands for information from external or internal investigators should be immediately referred to the Corporate Legal Department.


Copyright Kaman Corporation 2004

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The Corporate Legal Department will coordinate all responses to external or internal investigators' questions. Failure to cooperate with legitimate investigations in this manner will result in disciplinary action, up to and including termination.

Environmental Compliance
------------------------

The Company intends to conduct its business in compliance with applicable federal, state and local laws and regulations relating to the protection of the environment and it is the responsibility of all Company Personnel to carry out this obligation.

Environmental violations, even if totally unintentional, carry severe penalties and could result in criminal prosecution of both the Company Personnel involved and the Company. The Company believes that environmental compliance today will help the Company avoid problems and liabilities in the future.

The complexity of environmental laws and their impact is significant and the Kaman Environmental Compliance Guide has been prepared to outline these laws and their requirements. For detailed information on compliance with environmental laws, reference the Kaman Environmental Compliance Guide or contact the Corporate Legal Department. Please contact your Company
Compliance Officer or the Corporate Legal Department for a copy of this brochure.

Competition and Antitrust Laws
------------------------------

The existence of competition is vital to the free enterprise system and the Company believes in total compliance with federal and state antitrust laws by all Company Personnel at every level of our business. These laws have been created to promote competition by restricting a wide range of anti-competitive transactions and practices and bear on many aspects of relations with competitors and customers. Although such laws are complicated, ignorance of what constitutes an antitrust violation is not a defense to prosecution. Company pricing and related procedures, and relationships with competitors and customers are particularly sensitive areas.

The complexity of the antitrust laws and their impact is significant and the Kaman Antitrust Compliance Guide has been prepared to outline these laws and their requirements. For more detailed information on compliance with antitrust laws reference the Kaman Antitrust Compliance Guide or contact the Corporate Legal Department. Please contact your Company Compliance Officer or the Corporate Legal Department for a copy of this brochure.

Copyright Kaman Corporation 2004

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Labor and Employment Laws
-------------------------

The Company's policy is that all Company Personnel shall comply with applicable federal, state and local laws concerning labor and employment.

The Company is bound by these laws and has established comprehensive programs, including equal employment opportunity procedures, safety and health programs and wage and hour procedures to ensure compliance with legal requirements. The following is a discussion of general labor and employment laws and the Company's policies with respect to such laws.

     Equal Employment Opportunity. The Company is dedicated to the goal of providing equal employment opportunity for all persons without regard to any legally impermissible classification including, but not limited to, race, color, religion, sex, national origin, citizenship, age, sexual orientation, disability, or veteran status.

     The Company requires all Company Personnel to refrain from any act which is designed to, or causes, unlawful employment discrimination in any aspect of a person's employment including decisions concerning hiring, placement, transfer, demotion, promotion, recruitment, training, advertising, compensation, termination or use of employee benefits or facilities.

     Americans with Disabilities. The Company requires that Company Personnel not discriminate against any individual with a disability who is qualified to perform the essential functions of his/her job with or without reasonable accommodation. The Company requires that such discrimination not occur in the hiring process or in regard to any term, condition or privilege of employment, and the Company requires that reasonable accommodations be made for such individual unless such accommodations result in undue hardship for the Company, as defined by law.

     Sexual and Other Harassment. The Company strongly supports the right of Company Personnel to work in an environment that is free from all forms of discrimination, including what has been called "sexual harassment", and discriminatory or retaliatory treatment based on race, color, sex (with or without sexual conduct), religion, national origin, age, disability, or any other legally impermissible classification, or because the Member of Company Personnel asserts rights under, or participates in an investigation or complaint proceeding under, any equal opportunity or

Copyright Kaman Corporation 2004

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     affirmative action laws or regulations. Sexual harassment may include unwelcome sexual advances, requests for sexual favors, and any other verbal or physical conduct of a sexual nature that has the effect of unreasonably interfering with an employee's work performance or which creates an intimidating, hostile or offensive work environment. All Company Personnel should refrain from engaging in any conduct which gives rise to such an environment.

     Safety and Health. The Company is committed to providing a workplace that is free of recognized hazards and meets all current legal requirements. Company Personnel are required to comply with all applicable federal, state and local health and safety laws and are required to report any unsafe conditions, hazards, broken equipment or machinery or work-related accidents to their supervisor or to the Company Compliance Officer. Supervisors are responsible for ensuring that their staffs attend training sessions and periodic meetings concerning safe work practices and accident prevention when such meetings are scheduled. Each Member of Company Personnel has the responsibility to prevent accidents by following safe work procedures and practices and using all personal protective equipment provided by the Company.

     Substance and Alcohol Abuse. The use, sale, purchase, or possession of any controlled substance (except for proper use of medically prescribed drugs) by any Company Personnel or other person engaged in Company business or while on Company grounds is prohibited. Additionally, the use, sale, purchase or possession of alcohol on Company grounds is prohibited. Being under the influence of alcohol or any controlled substance (except medically prescribed drugs) while on Company grounds or performing Company business is also prohibited.

Please contact your Company Compliance Officer or the Corporate
Legal Department if you have questions concerning your rights under or your responsibilities in complying with labor and employment law policies and procedures.

Federal, State and Local Governments Contracts
----------------------------------------------

As a supplier of products and services to the United States Government, as well as to state and local governments, the Company recognizes that there are numerous laws, regulations and contractual requirements which must govern its relations with the Government as a customer. These include the requirement to accurately and truthfully report to the best of the Company's knowledge and belief all required information which may include

Copyright Kaman Corporation 2004

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expenses, cost and pricing data, quality inspection, specification compliance and subcontractor or supplier cost and pricing data, and to deal with suppliers and subcontractors in a fair and reasonable manner consistent with all laws and with good business practices. In addition, the Company and all Company Personnel are required to follow rules and regulations which govern the handling of classified information. Each Member of Company Personnel in each segment of the Company having a government customer or customers shall comply with the Company's policies and procedures specifically addressing government contracting issues.

Please contact the Corporate Legal Department if you have questions concerning the government contracting laws applicable to the Company.

Improper Payments
-----------------

In connection with commercial business activities, Company Personnel may provide or accept entertainment, meals, gifts of a nominal value, and other business courtesies so long as they are documented in accordance with Company policy, arise out of the lawful and normal course of business, and are reasonable and in accordance with lawful and appropriate business customs.

It is the Company's policy, however, to specifically prohibit Company Personnel from offering, giving, soliciting or receiving any form of bribe or kickback from anyone. In particular, the offer or provision of any bribe or gratuity to a federal, state or local government official is prohibited whether or not the offer or gift is given for the specific purpose of influencing a governmental act and whether or not personal funds or resources are used. In addition, the law prohibits the use of Company funds to provide anything of value to a foreign official to induce that official to affect any governmental act or decision in a manner that will benefit the Company (except for certain "facilitating" payments, such as tipping a stevedore or harbor master, made to expedite the performance of routine government actions).

In addition the Company will not provide or guarantee loans to any Company directors or executive officers that are prohibited by federal law.

Political Contributions
-----------------------

The Company's policy is that all Company Personnel shall comply with political campaign finance and ethics laws. Federal law and Company policy prohibit the use of Company assets on behalf of a


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federal political party or candidate.  Additional laws in this area apply specifically to Company segments doing business with the U.S. Department of Defense.

As authorized by the Federal Election Campaign Act, the Company has established Political Action Committees ("PACs") which may lawfully make contributions to candidates for public office. By law, the Company is prohibited from compensating or reimbursing Company Personnel for political contributions. All solicitations of Company Personnel for political contributions to Company PACs must communicate that such contributions are voluntary; no one will be prejudiced as a result of a decision not to contribute; and such contributions are not tax-deductible. The Company's policy is not intended to discourage or prohibit Company Personnel from voluntarily making personal political contributions; from participating in the political process on their own time and at their own expense; from expressing their personal views on legislative or political matters; or from otherwise engaging in political activities provided such activities do not create the appearance of Company activity.

Securities Laws
---------------

The Company has a commitment to comply with the federal and state securities laws and regulations which include the rules on so-called "insider" information. In the course of business operations, Company Personnel or others may become aware of material nonpublic information relating to business matters.
Under securities laws any person who is aware of material nonpublic information is prohibited from trading in the Company's securities on the basis of such information. In addition, under Company policy, all Company Personnel (including other persons who are closely related to a Member of Company Personnel) are prohibited from trading in the Company's securities on the basis of such material nonpublic information. Any questions should be directed to any of the Company's Compliance Officers or to the Company's Corporate Legal Department. If any Member of Company Personnel becomes aware of material nonpublic information relating to the Company's business or relating to firms with which the Company is negotiating or competing, the law prevents such person from buying or selling shares or other securities of the Company or such firms or disclosing such information except to the extent permitted by applicable law until such information has been disclosed to the public and the market has had an adequate opportunity to absorb the information.

Please contact the Company's Corporate Legal Department if you have questions concerning the "insider" information rules or other provisions of the securities laws.

Copyright Kaman Corporation 2004

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Public Disclosures
------------------

The Company's principal executive, financial and accounting officers are responsible for the full, fair, accurate, timely, and understandable disclosure of all information required by applicable law to be so disclosed in reports and documents filed with, or submitted to, the Securities and Exchange Commission and other regulators, and in other public communications made by the Company.

Protection of Company Assets
----------------------------

The protection, safeguarding and proper and efficient use of Company property and any customer or supplier property entrusted to the Company (collectively, "Company property") is an important responsibility of all Company Personnel. Care should be taken to ensure that Company property is not misappropriated, loaned to others, or sold or donated, without appropriate authorization. Any suspected incident of fraud or unauthorized conveyance of Company property should be immediately reported for investigation in accordance with the Company's procedures. Company property, facilities and equipment are intended to be used for the conduct of the Company's business and any exceptions should be in accordance with Company policy. Each employee should consult his or her supervisor for appropriate guidance and permission in this regard. Any question should be directed to the Company Compliance Officer or the Company's Corporate Legal Department.

Information Systems
-------------------

The Company provides computing, network and other electronic communication resources ("Information Systems") to its Company Personnel because it recognizes the technology as a valuable business tool that enables individuals to communicate with greater efficiency, which further increases productivity.

The use of such resources is a privilege, not a right. This privilege is embodied in the responsible use of these resources. The Company expects each person utilizing such resources to conduct himself or herself in a lawful, ethical and productive manner in accordance with Company policy and primarily for business related purposes. The Company will not tolerate the use of such resources for the purpose of distributing potentially offensive or inappropriate materials. Individuals, including Company Personnel, utilizing any Company Information Systems should have no expectation of privacy in connection with the use of the Company's Information Systems. The contents of any

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message, document, or other matters sent through any Company
Information System may be monitored by Company management, by law enforcement agencies or by others as the Company deems appropriate. The Company's policy on use of the Company's Information Systems appears periodically on the Company's Information Systems network, and notices regarding its terms appears in other Company media and is available from the Human Resources Department of each of the Company's segments.

Document Retention
------------------

The Company is required by law to maintain certain types of corporate records, usually for a specified period of time and each subsidiary is responsible for maintaining a records retention policy.

As a general matter, certain accounting, payroll and tax records and various legal contracts are to be maintained for a period of seven (7) years following their expiration; however, this period is subject to many exceptions, such as for records relating to tax filings, insurance policies, Department of Defense contracts and audits and certain personnel records. Failure to retain such documents for the required minimum period of time in each case could subject the Company to penalties and fines, cause loss of rights or place the Company at a serious disadvantage in litigation. Therefore, it is the Company's policy to retain corporate records and documents as are essential to the conduct of the Company's business activities for the legally required time periods and in accordance with each subsidiary's policy.

General correspondence and other documents which are not legally significant or essential to a particular business transaction are to be retained only for so long as necessary, and then are to be discarded regularly on an ongoing basis. However, in the case of litigation or a significant event likely to lead to litigation, such as the involvement of one of the Company's products in an accident or a situation involving property damage or bodily injury, all regular destruction activity should be suspended and all documents pertinent to such action should be preserved until the matter is resolved. If you have any questions concerning specific document retention policies related to your company's policy or business activities, contact the Corporate Legal Department for further guidance.

Privacy and Data Protection Laws
--------------------------------

The Company's policy is to acquire, retain and disclose only such information related to its Company Personnel and customers as is

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permitted in accordance with applicable law in the jurisdictions in which the Company operates. It is the Company's policy to comply with all applicable U.S. federal, state and local privacy laws and regulations, and with all valid subpoenas or court orders.

In addition to the United States, many other countries have privacy and/or data protection laws, regulations or treaties establishing certain legal requirements applicable to the protection of personal data and information. To the extent the Company is subject to the laws of other countries, the Company is committed to compliance with such laws in handling its own and its customers' information.

Communications with the Media and the Public
--------------------------------------------

The Company is committed to making timely, complete and accurate public or regulatory disclosures as required by applicable law to maintain integrity in its relationships with the public. In general, requests for financial or business information about the Company or requests for interviews relating to the Company or its affairs, or the issuance of any press releases should be referred to the office of the Chief Investment Officer for review and approval in advance. To the extent such requests relate to legal proceedings or legal issues or are requests which emanate from governmental agencies or attorneys for private parties, such requests should be referred to the Corporate Legal Department. It is important that Company Personnel not respond to any such inquiry or contact on their own because any inappropriate or inaccurate response, even a denial or disclaimer of information, may result in adverse publicity and could otherwise seriously affect the Company's legal or business position. Other public communications by Company Personnel in their capacity as Company representatives, such as articles for professional publications or speeches at professional gatherings or trade forums, should comply with Company procedures. In all other cases, Company Personnel should be aware that their statements and actions can reflect on the Company and may be interpreted as statements of the Company depending upon the circumstances. While the Company recognizes the right to freedom of individual expression, Company Personnel should not exercise this right in a manner which would imply that such expression is that of the Company, unless prior authorization has been granted by the Company.

Lobbying
--------

Company Personnel whose work requires lobbying communications with any member or employee of a legislative body or with any

Copyright Kaman Corporation 2004

                             Page 16
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government official or employee in the formulation of legislation should coordinate such activity with the Corporate Legal Department. "Lobbying" can include a variety of activities and may subject the Company to certain reporting requirements. Any questions should be directed to the Corporate Legal Department.

Copyrighted Material/Computer Software
--------------------------------------

It is against Company policy for any Company Personnel to copy, scan, digitize, broadcast or use third-party copyrighted material, or third-party computer software when conducting Company business, or preparing Company products or promotional materials, unless written permission from the copyright holder or a license from the computer software owner has been obtained prior to the proposed use. Improper use could subject both the Company and the individuals involved to legal liability for copyright infringement. Any questions should be directed to the Company's Corporate Legal Department.

                     CONFLICTS OF INTEREST
                     ---------------------

In General
----------

In addition to compliance with applicable law, Company Personnel are expected to act in an ethical manner and to avoid any activity that may interfere, or have the appearance of interfering with the independent exercise of their judgment in the best interests of the Company.

This policy is broader than mere observance of a rule, however. It includes a standard of loyalty and responsibility on the part of all Company Personnel to recognize their respective positions in the Company and to recognize how individual actions and interests can reflect upon both the individual and the Company.

This policy is implemented by a continuing requirement of disclosure by all Company Personnel of any circumstances which might be inconsistent with the Company's policy. The continuing requirement of disclosure in no way represents an intention on the part of the Company to police or restrict the activities of Company Personnel. It is merely recognition of the proposition that very few substantial questions of conflicts of interest can exist where there is full knowledge of the facts by all parties.

In accordance with this policy, the Company requires that all business transactions should be at arm's length, negotiated in good faith and based on merit alone. Although it is impractical


Copyright Kaman Corporation 2004
                             Page 17
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to list all those circumstances which might raise ethical or conflict-of-interest questions, as a minimum examples of conflicts of interest include the following: conducting Company business with relatives; holding a material interest in or acting as an official of another enterprise which is a Company supplier, contractor, customer, consultant, competitor, merger target or acquisition target; benefiting unfairly (or enabling a relative to benefit unfairly) from the use or disposition of Company property or the conduct of Company business; and taking advantage of inside information which is not otherwise available to the general public for any manner of personal gain.

In addition, since individuals interests tend to be identified with those of their immediate family members, all Company
Personnel should be aware that actions of their family members may have the appearance of being attributable to them.

Duty to Report Conflicts of Interest
------------------------------------

All Company Personnel have a responsibility and a duty of loyalty to the Company, and all business decisions should be made in the best interests of the Company. This means putting the Company's interests first. A conflict of interest is created when a Member of Company Personnel places self-interest (or the interests of others) ahead of the Company's interests.

All Company Personnel are encouraged to review their personal and employment situations and are required to take the following steps in any situation which might involve a potential conflict of interest or the appearance of such a conflict:

1. Report the situation in writing to your supervisor;

2. Obtain written approval from your supervisor for the situation or (if the situation is not approved) written direction for resolving the conflict of interest which might be posed.

All supervisors are required to maintain reasonable ongoing oversight after a potential conflict of interest (or the appearance thereof) has been reported in order to ensure that the direction provided by the supervisor with respect to the matter has been followed. Any questions should be referred to the Company Compliance Officer. Because certain situations may involve difficult questions of judgment, all situations which raise any question of a conflict of interest or a violation of ethical standards should be discussed with the employee's supervisor or, if the conflict cannot be resolved or eliminated, with the Company Compliance Officer.


Copyright Kaman Corporation 2004

                         FACT SHEET
                         ----------

You may report your concerns on the Company's Hot Line (866) 450-
3663 (nationwide) and 860-243-7900 (local within Connecticut)

OR

RETURN THIS completed document to: your Compliance Officer or

               Chief Compliance Officer
               Legal Department
               Kaman Corporation
               P. O. Box 1
               Bloomfield, CT 06002
               "Personal and Confidential"

1.     Name of person filing this report (optional):

2.     Date:

3. Facts: Please describe, as completely as possible, your knowledge of the facts (including, where appropriate, dates and times) relating to a violation or possible violation of the Kaman Code of Business Conduct. (Use a separate sheet and attach if more space is needed.)





4. Signature: I declare that all of the statements made in this Fact Sheet are true to my best knowledge and belief. I understand that disciplinary actions may result if it is determined that the statements contained herein are false or made for a purpose other than to describe my knowledge of the facts relating to the particular violation or suspected violation set forth above.


                ---------------------------------------
                Signature (optional)
                (Please print your name below) (optional)

                ---------------------------------------

Note: For various legal reasons, please DO NOT conduct your own preliminary investigations since acting on your own may adversely affect both you and Kaman.


Copyright Kaman Corporation 2004

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                   CERTIFICATION STATEMENT




To:    Compliance Officer

From:  Company Personnel


This is to certify and acknowledge that I have received, read and understand the Kaman Code of Business Conduct (the "Code"). I agree to comply fully with the standards contained in the Code and any related policies and procedures adopted by the Company, and understand that compliance with such standards, policies and procedures is a condition of my continued employment or association with the Company.



                          --------------------------------
                          Signature
                          (Please print your name below)


                          --------------------------------



                          Date:---------------------------


















Copyright Kaman Corporation 2004

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